UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant to
Section 13 or 15(d) of the Securities
Exchange Act of 1934
Date of Report (Date of earliest event reported): August 13, 2014

Silicon Graphics International Corp.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51333 (Commission file Number)	32-0047154 (IRS Employer Identification Number)
900 N. McCarthy Blvd., Milpitas, CA 95035 (Address of principle executive offices, including zip code)
Jennifer W. Pileggi; Phone: 669.900.8102 (Phone number, including area code, of the person to contact in connection with this report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐        Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐        Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) Compensation Arrangements of Certain Officers

On August 13, 2014, the Compensation Committee of the Board of Directors of Silicon Graphics International Corp. (the “Company”) completed an annual performance and compensation review with respect to the Company’s named executive officers listed below and set fiscal 2015 base salaries, short term and long term incentive plan compensation arrangements.

Fiscal 2015 Base Salaries

The Compensation Committee approved fiscal 2015 annual base salaries, effective as of September 29, 2014, as noted below.  Neither Mr. Titinger nor Mr. Nikl received any increase in base salary for fiscal 2015 compared to fiscal 2014.

Executive Officer	Title	FY15 Base Salary ($)
Jorge Titinger	President and CEO	$585,000
Bob Nikl	EVP, CFO	$385,000
Cassio Conceicao	EVP, COO	$385,000
Jennifer Pileggi	SVP, GC & Corp. Secretary	$325,000

Fiscal 2015 Short Term Incentive Plan

The Compensation Committee also established the fiscal 2015 short term incentive plan (“FY15 STIP”) as a performance-based incentive plan and determined target bonuses as a percentage of base salary, with target bonus amounts for each named executive officer noted below.  Since neither Mr. Titinger nor Mr. Nikl received any increase in base salary for fiscal 2015 compared to fiscal 2014, the FY15 STIP target for each remains the same compared to fiscal 2014.  Only Mr. Conceicao received an increase in FY15 STIP target, going from 70% to 75% compared to fiscal 2014.

Executive Officer	FY15 STIP Target Percentage	FY15 STIP Target ($)
Jorge Titinger	100%	$585,000
Bob Nikl	75%	$288,750
Cassio Conceicao	75%	$288,750
Jennifer Pileggi	50%	$162,500

The FY15 STIP provides that bonuses are payable semi-annually based on semi-annual achievement of two key target indicators of Company performance:  revenue and non-GAAP operating income.  Under the FY15 STIP, for a bonus to be earned and payable for a given semi-annual period, the Company’s semi-annual revenue and non-GAAP operating income must each be within a range of respective percentages that includes threshold requirements of 80% of revenue and 75% of non- GAAP operating income, corresponding to a payout of 50%; and maximum targets of 120% of revenue and 125% of non-GAAP operating income, corresponding to a maximum payout of 200%.  Achievement of the performance criteria results in a payout percentage determined in accordance with a payout matrix.  Failure to meet the threshold requirements would result in no semi-annual bonus amounts being paid; provided, however, that at the end of fiscal 2015, the Compensation Committee will compare the aggregate percentage of the semi-annual bonus amounts paid during fiscal 2015 with actual revenue and non-GAAP operating income attained for fiscal 2015, and determine whether a “true-up” payment is required under the plan.  A “true-up” payment would be made only if the semi-annual payments previously made are less than the payment that would have been made had the payment been made annually.

Fiscal 2015 Long Term Incentive Plan

As part of the Company’s compensation philosophy and strategy, the Compensation Committee also granted each named executive officer long term incentive compensation targeted at a percentage of overall compensation.  The long-term incentive compensation target amounts for each named executive were calculated based on the sixty-day closing average of the Company’s stock price through August 7, 2014.  Such long-term incentive grants were comprised of 50% time-based restricted stock units (“RSUs”) and 50% performance-based restricted stock units (“PSUs”).

Accordingly, the Compensation Committee granted each named executive officer RSUs and PSUs as follows:

Executive Officer	RSU Grant	PSU Grant
Jorge Titinger	112,700	112,700
Bob Nikl	32,300	32,300
Cassio Conceicao	42,500	42,500
Jennifer Pileggi	20,100	20,100

The RSUs and PSUs have a grant date of August 13, 2014.  The RSUs begin immediate, quarterly vesting over a period of four years, while the PSUs initially vest as to one-fourth of their amount on the day following Compensation Committee review of Company goal attainment for the fiscal year ending June 26, 2015.  The PSU grants may be increased or decreased depending on the level of attainment by the Company of the performance metrics established by the Compensation Committee.  In order for the PSUs to vest in full, (i) the Company’s total stockholder return must be greater than the median total stockholder return of its peer group (50% weighting) and (ii) the Company must meet two strategic objectives related to certain product sales and bookings (25% weighting each).  Achievement of the aforementioned performance criteria results in a vesting percentage determined in accordance with a payout matrix.  At attainment of 75% or below, PSU vesting would be 50%.  At 100% attainment, vesting would be 125%.  Attainment at 125% and above would result in 150% vesting.  If the conditions for initial vesting of the PSUs are met, the remaining portion of the PSU grant would vest in twelve equal, successive quarterly installments over an additional three years, subject to continued service through each vesting date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Silicon Graphics International Corp.

Dated: August 19, 2014	By: /s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Senior Vice President, General Counsel and
Corporate Secretary